SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2009

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 1, 2009, AtriCure, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Loan and Security Agreement (the “Agreement”) that provides a term loan and a revolving credit facility under which the Company can borrow a maximum of $10.0 million. The Company has borrowed the maximum amount of $6.5 million under the term loan (See Item 1.02 below). The Company can borrow up to $10.0 million under the revolving loan facility with the availability subject to a borrowing base formula. The Company may borrow, repay and reborrow funds under the revolving loan facility until the maturity date on which all outstanding amounts under the revolving loan facility must be repaid. The Agreement also includes up to $1.0 million sublimit for stand-by letters of credit. As of May 5, 2009, no amounts had been borrowed under the revolving loan facility.

In connection with the term loan, the Bank received a warrant to purchase 371,732 shares of Company common stock at $1.224 per share, exercisable for a term of 10 years.

Interest on the term loan will accrue at a rate of 10.0% per year, and interest on the revolving loan will accrue at a fluctuating rate equal to the Bank’s announced prime rate of interest, subject to a floor of 4.0%, plus between 1.0% and 2.0%, depending on the Company’s Adjusted Quick Ratio (as defined in the Agreement). Principal on the term loan will be amortized over 36 months of equal principal payments, plus applicable interest.

The Agreement matures on April 30, 2012 and is secured by all of the Company’s assets, including intellectual property, and a pledge of sixty-five percent of the Company’s stock in its subsidiary, AtriCure Europe B.V.

The Agreement contains customary covenants for credit facilities of this size and type that include, among others, covenants that limit the Company’s and its subsidiaries’ ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends or make distributions on the Company’s capital stock, make investments or loans, and enter into certain affiliate transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Agreement also contains financial covenants including minimum EBITDA and a limitation on capital expenditures. Additional covenants, including a minimum Adjusted Quick Ratio and minimum fixed charge coverage ratio, apply when the Company has outstanding borrowings under the revolving loan facility or when the Company achieves specific covenant milestones.

The Agreement contains customary events of default for credit facilities of this size and type that include, among others, non-payment defaults, covenant defaults, a default in the event a material adverse change occurs, defaults in the event the Company’s assets are attached or the Company is enjoined from doing business, bankruptcy and insolvency defaults, cross-defaults to certain other material indebtedness, material judgment defaults and inaccuracy of representations and warranties. The occurrence of an event of default could result in an increase to the applicable interest rate by 3.0%, an acceleration of all obligations under the Agreement, an obligation of the Company to repay all obligations in full, and a right by the Bank to exercise all remedies available to it under the Agreement and related agreements including the Guaranty and Security Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective May 1, 2009, in connection with entering into the Agreement, the Company terminated its credit facility with National City Bank. No borrowings were outstanding under the National City Bank facility as of March 31, 2009 or currently.

Item 2.02.	Results of Operations and Financial Condition.

On May 5, 2009, the Company issued a press release and is holding a conference call regarding its financial results for the first quarter ended March 31, 2009. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The information in this Item 2.02 to Form 8-K and in the press release attached as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Form 8-K and Exhibit 99.1 shall not be incorporated by reference in any filing or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filing or document.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATRICURE, INC.

Date: May 5, 2009	By:	/s/ Julie A. Piton
Julie A. Piton
Vice President, Finance and Administration and Chief Financial Officer